EXHIBIT 10.1

AMENDMENT TO CREDIT AGREEMENT

[Crop Line]

                THIS AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is made and dated as of the 27th of August, 2001 by and between UNITED CALIFORNIA BANK, a California banking corporation formerly known as Sanwa Bank California ("Bank") and SCHEID VINEYARDS CALIFORNIA INC., a California corporation (the "Borrower") and amends that certain Credit Agreement (Crop Line of Credit) dated as of August 8, 2000 (as amended, modified or waived from time to time, the "Agreement") between Bank and the Borrower.

RECITALS

                                A.            The Borrower has asked Bank to extend the Expiration Date (as such term and all other capitalized terms used herein and not otherwise defined are defined in the Agreement).

                                B.            Bank has agreed to do so on the terms and conditions contained in this Amendment.

                                NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree that, upon the satisfaction of the conditions contained in Paragraph 2 below, the Agreement shall be amended as set forth below:

AGREEMENT

                                1.             Amendments.

                                                1(a)         Amendments to Definitions.  Section 1.1 of the Agreement is amended to add or amend and restate, as the case may be, the following definitions :

                                "'Current Liabilities' shall mean current liabilities as determined in accordance with generally accepted accounting principles, including any negative cash balance."

                                "'Crop Budget' shall mean the crop budget for any relevant period delivered by Borrower to and approved by Bank and, for the crop production year commencing on December 31, 2000 and ending November 30, 2001, shall mean the budget attached hereto as Exhibit A."

                                "'Effective Tangible Net Worth' with respect to any entity shall mean such entity's stated net worth plus Subordinated Debt but less all intangible assets of such entity (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to, investments in and all amounts due from affiliates, officers or employees)."

                                "'Expiration Date' shall mean July 5, 2003, or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 8, whichever shall occur first."

"'Interest Period' shall mean a LIBOR Interest Period."

                                "'LIBOR Advance' shall have the meaning given such term in Section 2 hereof."

                                "'LIBOR Business Day' shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business."

                                "'LIBOR Interest Period' shall have the meaning given such term in Section 2 hereof."

                                "'LIBOR Rate' shall have the meaning given such term in Section 2 hereof."

                                1(b)         Amendment of Section 2.1.  Section 2.1 of the Agreement is amended to read in its entirety as follows:

"2.1  THE CROP LINE OF CREDIT

                2.1.1        The Crop Line of Credit:  On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $15,000,000.00.  Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.1.  Advances made under the Crop Line of Credit shall be used to fund the Borrower's farming operations, which Advances shall be made in accordance with the relevant Crop Budget.

                2.1.2        Making Line Advances:  Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions.  Subject to the requirements of Section 4 and provided such request is made in a timely manner as provided in Section 2.1.5 below, Advances shall be made by the Bank under the Crop Line of Credit.

                2.1.3        Repayment:

                                (i)            If at any time the aggregate principal amount of the outstanding Advances shall exceed the Crop Line of Credit, the Borrower hereby promises and agrees, immediately upon written or telephonic notice from the Bank, to pay to the Bank an amount equal to the difference between the outstanding principal balance of the Advances and the Crop Line of Credit.

                                (ii)           On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding under the Crop Line of Credit, together with all accrued and unpaid interest thereon.

                2.1.4        Interest on Advances:         Interest shall accrue from the date of each Advance under the Crop Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to this Agreement:

                                (i)            Variable Rate Advances:  A variable rate per annum equivalent to the Reference Rate (the "Variable Rate").  Interest shall be adjusted concurrently with any change in the Reference Rate.  An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance."

(ii)           LIBOR Advances:  A fixed rate quoted by the Bank for 1, 2, 3, 6, or 12 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the "LIBOR Interest Period") for advances in the minimum amount of $500,000.00.  Such interest rate shall be the rate per annum determined by the Bank to be the rate as of approximately 11:00 a.m. (London time) on the date that is two (2) LIBOR Business Days prior to the beginning of the relevant Interest Period quoted as the British Bankers Association Interest Settlement Rate for deposits in dollars (as set forth in any service selected by the Bank which has been nominated by the British Bankers’ Association as an authorized information vendor for purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate shall be the interest rate per annum determined by the Bank to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by any affiliate of the Bank at approximately 11:00 a.m. (London time) on the date that is two (2) LIBOR Business Days prior to the beginning of such Interest Period, in either case plus 1.75%, adjusted for any and all assessments, surcharges and reserve requirements and rounded upward, if necessary, to the next higher 1/16 of one percent (the "LIBOR Rate").  An Advance based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Advance."  There may be no more than four (4) Interest Periods in effect at any one time for LIBOR Advances.

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

The Borrower hereby promises and agrees to pay interest quarterly in arrears on all Variable Rate Advances and all LIBOR Advances on March 31, June 30, September 30, and December 31 of each year.

If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

                2.1.5        Notice of Borrowing:  Upon written or telephonic notice which shall be received by the Bank at or before 11:00 a.m. (California time) on a Business Day, the Borrower may borrow under the Crop Line of Credit as follows:

                                (i)            A Variable Rate Advance.  A Variable Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 11:00 a.m. on the day such Advance is requested to be made, such Variable Rate Advance may, at the Bank's option, be made on the next Business Day.

                                (ii)           A LIBOR Advance.  Notice of any LIBOR Advance shall be received by the Bank no later than two (2) LIBOR Business Days prior to the day (which shall be a Business Day) on which any Borrower requests such LIBOR Advance to be made.

2.1.6        Notice of Election to Adjust Interest Rate:  The Borrower may elect:

                                (i)            That interest on a Variable Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two (2) LIBOR Business Days prior to the day (which shall be a Business Day) on which Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

                                (ii)           That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice to continue to accrue at the LIBOR Rate shall be received by the Bank no later than two(2) LIBOR Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance.  If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate, Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the LIBOR Interest Period pertaining to such Advance.

                                2.1.7.       Prepayment:  The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that:  (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto.  If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss (including loss of future interest income) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) reasonably deemed sustained by the Bank as a consequence of such prepayment.  The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the applicable Interest Period.

                                2.1.8        Indemnification for LIBOR Costs.  During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate.

                                2.1.9        Conversion from LIBOR Rate to Variable Rate:  In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate (i) is infeasible because the Bank is unable to determine the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Advance bearing interest at the LIBOR Rate, shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

2.1.10      Commitment Fee:  The Borrower agrees to pay to the Bank a commitment fee on the unused portion of the Crop Line of Credit of .10% per annum, payable quarterly in arrears, and computed on a year of 360 days for actual days elapsed."

                                1(c)         Amendment of Section 6.1.  Section 6.1 is amended to read as follows:

                                "6.1         Reporting and Certification Requirements:  Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                                (i)            Annual Statements.  Not later than 105 days after the end of each of its fiscal years, a copy of the annual audited consolidated financial report of Scheid Vineyards Inc., which report shall be prepared by a firm of certified public accountants reasonably acceptable to Bank and, not later than April 30 of each year, the Borrower's crop budget for the crop year then in effect.

                                (ii)           Quarterly Statements.  Not later than 45 days after the end of each fiscal quarter, Scheid Vineyards Inc.'s consolidated financial statement as of the end of such period.

                                (iii)          SEC Filings.  Promptly upon filing, copies of any 10Q, 10K or other public filing made by Scheid Vineyards Inc. with the Securities and Exchange Commission.

                                (iv)          Other Information.  Promptly upon the Bank's request, such other information pertaining to the Borrower or any Guarantor as the Bank may reasonably request."

                                1(d)         Amendment of Section 6.2.  Section 6.2 is modified to read as follows:

                                "6.2         Financial Condition:  The Borrower promises and agrees, during the term of this Agreement and until payment in full of all of the Borrower's Obligations, the Borrower will cause Scheid Vineyards Inc. to maintain on a consolidated basis:

                                (i)            A minimum Effective Tangible Net Worth of at least $25,000,000.00 plus 100% of its cumulative net income from and after March 31, 2001, measured as of the end of each fiscal quarter.

                                (ii)           A minimum Working Capital, measured as of the end of each fiscal year, of at least $5,000,000.00.

                                (iii)          A ratio, measured as of the end of each fiscal year, of (i) the sum of net income after tax and exclusive of extraordinary gains, plus depreciation, amortization and interest expense minus dividends and distributions to (ii) current portion of long term debt plus interest expense of at least 1.25 to 1:00."

                                1(e)         Amendment of Exhibit B.  Exhibit B  to the Agreement is hereby amended to include, in addition to the real property now described therein, the real property described on Exhibit B attached hereto and incorporated herein by this reference.

                                1(f)          New Section 6.19.  The following is added as Section 6.19 of the Agreement:

"6.19       Indebtedness:  The Borrower shall not create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) Indebtedness owed or to be owed to the Bank, (ii) Indebtedness to trade creditors in the Ordinary Course of Business, and (iii)   other Indebtedness (which may be secured) in an amount created, incurred or assumed in any fiscal year in an amount which does not exceed $500,000.00."

                                1(g)         Section 9.6; Address for Notice.  The address for notice of the Borrower is hereby amended to the following:  Scheid Vineyards California Inc., 305 Hilltown Road, Salinas, CA  93908, Attention:  Heidi M. Scheid, Senior Vice President,  Tel. (831) 455-9990, Fax (831) 455-9998.

2.             Conditions to Effectiveness of Amendment.  This Amendment shall not be effective until the date (the "Effective Date") upon which all of the following conditions precedent have been satisfied:

                (i)  the Borrower and Bank shall have duly executed and delivered this Amendment and such other documents as Bank may require with respect to the transactions described in this Amendment (including, without limitation, UCC-1 Financing Statements);

                (ii)  Bank shall have received such board resolutions, incumbency certificates, opinions of Borrower's counsel and such other additional documentation in form and substance satisfactory to Bank as it may request in connection herewith; and

                (iii)  all representations and warranties hereunder and under the Agreement shall be true and correct and no Event of Default or event, which with the passage of time, giving of notice or both, would constitute an Event of Default, shall have occurred.

3.             Representations and Warranties of the Borrower.  As an inducement to Bank to enter into this Amendment, the Borrower represents and warrants to Bank that:

3(a)         No Change.  Since the date of the financial statements most recently delivered to Bank pursuant to the Agreement, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower.  Since such date, the Borrower has not entered into, incurred or assumed any long-term debt, mortgages, material leases or material oral or written commitments not disclosed to Bank prior to the date of this Amendment.

3(b)         Corporate Existence; Compliance with Law.  The Borrower (1) is duly organized, validly existing and in good standing as a corporation under the laws of the state of its incorporation and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a material adverse effect on it or its property and/or business or on the ability of the Borrower to pay or perform the Obligations, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance in all material respects with applicable laws and contractual obligations.

3(c)         Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority and the legal right to execute, deliver and perform this Amendment, as amended hereby, to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the Agreement.  This Amendment has been duly executed and delivered on behalf of the Borrower and constitutes legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

3(d)         No Legal Bar.  The execution, delivery and performance of this Amendment will not violate any applicable law or any contractual obligations of the Borrower or create or result in the creation of any Lien on any assets of the Borrower.

4.             Miscellaneous Provisions.

4(a)         Entire Agreement.  This Amendment and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

4(b)         Survival.  All representations, warranties, covenants and agreements herein contained on the part of the Borrower shall survive the termination of this Amendment and the Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

4(c)         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to choice of law rules.

4(d)         Counterparts.  This Amendment may be executed in any number of counterparts, all of which together shall constitute one agreement.

4(e)         Expenses.  The Borrower agrees to pay to Bank, on demand, all reasonable out-of-pocket expenses (including fees and disbursements of counsel, including reasonable allocated cost of inside counsel) of Bank incident to the preparation, negotiation, and closing of this Amendment and the syndication and participation of the Agreement, as modified hereby.

5.             Reaffirmation of Loan Documents.  The Borrower affirms and agrees that the execution and delivery by the Borrower of and the performance of its obligations under this Amendment shall not in any way amend, impair, invalidate or otherwise affect any of the Obligations of the Borrower or the rights of the Bank under the Agreement or any other document or instrument made or given by the Borrower in connection therewith, and specifically reaffirms and remakes all the covenants, representations, warranties and reaffirms the security interests granted thereunder.  Without limiting the generality of the foregoing, the Borrower specifically agrees and affirms that the liens and security interests granted to Bank under the Agreement secure all of the Borrower's Obligations under the Agreement and all other liabilities, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by the Agreement or any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SCHEID VINEYARDS CALIFORNIA INC.,
a California corporation, as the Borrower

By	/s/ Heidi M. Scheid
Heidi M. Scheid, Senior Vice President

UNITED CALIFORNIA BANK, a California banking corporation, formerly known as Sanwa Bank California, as Bank

By:	/s/ John F. King
Title:	John F. King, AVP

EXHIBIT A

CROP BUDGET